EXHIBIT 10.38

SECOND AMENDMENT TO EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

This Second Amendment to Executive Officer Employment Agreement (this “2nd Amendment”) is made and entered into effective as of April 23, 2012 (“Effective Date”) by and between Medical Care Technologies Inc., a Nevada corporation (the “Company”) and the Company’s Chief Operations Officer, Luis KUO (the “COO” or “KUO”).

RECITALS

A.  The Company and COO previously entered into the Original Executive Officer Employment Agreement (the “Agreement”) dated February 1, 2011 and the First Amendment to Executive Officer Employment Agreement (the “1st Amendment”) dated August 1, 2011; and desire to amend and restate the Agreement Sections 3(a) and 3(d), effective as of the Effective Date.

B.  The Company may from time to time need to address the possibility of a merger, acquisition or joint venture transaction or change of control event.  The Board of Directors of the Company (the “Board”) recognizes that such events can be a distraction to the COO and can cause the COO to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the COO, notwithstanding the possibility, threat or occurrence of a Change of Controlof the Company, although no such Change of Control is now contemplated.

C.  The Board believes that it is in the best interests of the Company and its stockholders to provide the COO with an incentive to continue the COO’s employment and to motivate the COO to maximize the value of the Company for the benefit of its stockholders.

D.  The Board believes that it is imperative to provide the COO with additional compensation, which compensationis intended to provide the COO with some financial security and provide sufficient incentive and encouragement to the COO to remain with the Company.

E.  To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this 2ndAmendment, to agree to the terms provided herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, the Company and the COO hereby agree as follows:

I. Amendments.

(i) Section 3(a) of the Agreement is amended and replaced in its entirety as follows:

“The Company will pay COO a base salary (the "Annual Base Compensation") of $60,000 per annum.  COO’s Annual Base Compensation for any partial year will be prorated based upon the number of days elapsed in such year.  The Annual Base Compensation may be increased from time to time during the Service Term by the Board based upon the Company's and COO's performance.”

(ii) Section 3(d) of the Agreement is amended and a new Section 3(d) (i) is added as follows:

“COO shall be entitled to receive an additional 80,000,000 restricted shares of the Company’s common stock effective as of the Effective Date through and including March 31, 2013.”

II. Except as otherwise set forth in this 2nd Amendment, all of the provisions of the Original Executive Officer Employment Agreement dated February 1, 2011 shall remain in full force and effect without modification.

IN WITNESS WHEREOF, the parties have caused this 2nd Amendment to be executed and delivered as of the date first above written.

SIGNATURE PAGE TO 2nd AMENDMENT TO EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

MEDICAL CARE TECHNOLOGIES INC.
(a Nevada corporation)

Name:	Ning C. WU
Title:	President & Chief Executive Officer

Name:	Hui LIU
Title:	Treasurer & Director

EXECUTIVE OFFICER

/s/ Luis Kuo
Name:	Luis KUO
Title:	Chief Operations Officer